DATA

PART B -- This part describes certain provisions of your Contract/Certificate.

Guaranteed Interest Option:

Initial Guaranteed Interest Rate	[3.25% through January 31, 2006; 3.00% through December 31, 2006]	10*
Lifetime Minimum Guaranteed Interest Rate	[1% to 3%]	

[We may refuse to accept any Contribution if the sum of all Contributions under all "Accumulator Series" Contract/Certificate with the same Annuitant or Owner would then total more than [$1,500,000]. If we accept any such Contribution under this Contract/Certificate, your Investment Options may be limited to the following: AXA Aggressive Allocation, AXA Conservative Allocation, AXA Conservative-Plus Allocation, AXA Moderate Allocation, AXA Moderate-Plus Allocation, the Guaranteed Interest Option, the Fixed Maturity Options and any account for Special Dollar Cost Averaging, if applicable.] ***[For issue ages 81-85, the following language will replace the immediately preceding sentence.]*** [We may refuse to accept any Contribution if the sum of all Contributions under your Contract/Certificate would then total more than $500,000.] We reserve the right to limit aggregate Contributions made after the first Contract Year to 150% of first year Contributions. We may also refuse to accept any Contribution if the sum of all Contributions under all AXA Equitable annuity accumulation Contracts/Certificates of which you are Owner or under which you are the Annuitant would total $2,500,000.] 11*

Initial Contribution Received:	[$ 500,000.00]	
[Applicable if indicated by Owner] **Expected First Year Contribution:**	[$ 1,000,000.00]	2
Credit Amount – of Initial Contribution: (see *Endorsement Applicable to Credits Applied to Annuity Account Value*)	[$ 25,000.00]	1

Investment Options Available. Your initial allocation is shown.

- **Variable Investment Options** — **Allocation** (12*)

[AXA Aggressive Allocation	[$125,000.00]
AXA Conservative Allocation	
AXA Conservative-Plus Allocation	
AXA Moderate Allocation	
AXA Moderate-Plus Allocation	
AXA Premier VIP Aggressive Equity	
AXA Premier VIP Core Bond	
AXA Premier VIP Health Care	
AXA Premier VIP High Yield	
AXA Premier VIP International Equity	
AXA Premier VIP Large Cap Core Equity	
AXA Premier VIP Large Cap Growth	[$125,000.00]
AXA Premier VIP Large Cap Value	
AXA Premier VIP Mid Cap Growth	
AXA Premier VIP Mid Cap Value	
AXA Premier VIP Technology	
EQ/Alliance Common Stock	
EQ/Alliance Growth and Income	
EQ/Alliance Intermediate Gov't Securities	

* See 2006DP, items 10, 11 + 12 for description of variability

PART C – This part describes certain charges in your Contract/Certificate.

Withdrawal Charges (see Section 8.01): A Withdrawal Charge will be imposed as a percentage of each Contribution made to the extent that a withdrawal exceeds the Free Withdrawal Amount as discussed in Section 8.01 or, if the Certificate is surrendered to receive the Cash Value. We determine the Withdrawal Charge separately for each Contribution in accordance with the table below.

Contract Year	Percentage of Contributions
[1	8.00%
2	8.00%
3	7.00%
4	7.00%
5	6.00%
6	5.00%
7	4.00%
8	3.00%
9 and later	0.00%]

The applicable Withdrawal Charge percentage is determined by the Contract Year in which the withdrawal is made or the Certificate is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal Charges will be deducted from the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

Free Withdrawal Amount (see Section 8.01): [[10%] of Annuity Account Value at the beginning of the Contract Year minus any amount previously withdrawn during the Contract Year. In the first Contract Year amounts received within [90 days] of the Contract Date are included for purposes of calculating the Free Withdrawal Amount. Amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of Contributions.]

Withdrawals in excess of the Free Withdrawal Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Withdrawal Amount does not apply when calculating the Withdrawal Charge applicable upon a surrender.

[For Contracts issued without Guaranteed Withdrawal Benefit for Life Rider]

For purposes of Withdrawal Charge waiver items 1 through 6 reference to "Owner" means: (a) under Joint Owner Contracts/Certificates, the older Owner and (b) under Contracts/Certificates owned by Non-Natural Owner(s), the Annuitant.

[For Contracts issued with the Guaranteed Withdrawal Benefit for Life Rider]

For purposes of Withdrawal Charge waiver item 1 reference to "Owner" means: (a) under Joint Life Contracts/Certificates, the second to die of the Owner or the Successor Owner, and (b) under Contracts/Certificates with a Non-Natural Owner, the Annuitant for a single life Contract/Certificate or the second to die of the Annuitant or Joint Annuitant for joint life Contracts/Certificates.

For purposes of Withdrawal Charge waiver items 2 through 6, reference to "Owner" means: (a) under Joint Life Contracts/Certificates, the older of the Owner or the Successor Owner, and (b) under Contracts/Certificates with a Non-Natural Owner, the Annuitant for a single life Contract/Certificate or the older of the Annuitant or Joint Annuitant for joint life Contracts/Certificates.

No Withdrawal Charge will apply in these events:

1. [the Owner dies and the Death Benefit is payable;
2. the receipt by us of a properly completed form electing application of the Annuity Account Value to be used to a life annuity, as described in Section 7.05; or
3. the Owner has qualified to receive Social Security disability benefits as certified by the Social Security Administration; or
4. we receive proof satisfactory to us that the Owner 's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician); or
5. the Owner has been confined to a nursing home for more than a 90 day period (or such other period, if required in your state) as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam) and meets all the following:
   - its main function is to provide skilled, intermediate or custodial nursing care;
   - it provides continuous room and board to three or more persons;
   - it is supervised by a registered nurse or practical nurse;
   - it keeps daily medical records of each patient;
   - it controls and records all medications dispensed; and
   - its primary service is other than to provide housing for residents.

   [Item 6 below will apply only to Contract/Certificate Owners in the NQ and IRA (not applicable to Inherited IRA)]
6. the Spousal Continuation option is elected and the older surviving spouse withdraws Contributions made prior to the original Owner's death.

   [Item 7 below will apply only to Contract/Certificate Owners in the market segments under which the Beneficiary Continuation Option is available.]
7. a Death Benefit is payable and the Beneficiary Continuation Option is elected.

   [Item 8 below will apply only to Contract/Certificate Owners in the IRA (not applicable to Inherited IRA), TSA and QP-DC market segment]
8. a withdrawal is made under our Automatic Required Minimum Distribution Withdrawal Service. However, in each Contract Year, the amount of the Required Minimum Distribution withdrawal is included in determining whether subsequent withdrawals during the Contract Year exceed the Free Withdrawal Amount.

   [For IRA (not applicable to Inherited IRA) Contracts/Certificates only the following language will replace the immediately preceding sentence.] a withdrawal is made under our Automatic Required Minimum Distribution Withdrawal Service [or Substantially Equal Withdrawal Program]. However, in each Contract Year, the amount of the Required Minimum Distribution [or Substantially Equal Withdrawal] is included in determining whether subsequent withdrawals during the Contract Year exceed the Free Withdrawal Amount.

   [Applicable if an Optional Guaranteed Minimum Income Benefit (GMIB) Rider and/or Guaranteed Minimum Death (GMDB) Rider containing a Roll Up provision is shown in the Data Pages]
9. any withdrawal that together with any prior withdrawals made during the Contract Year, does not exceed [6%] of the beginning of the Contract Year Roll Up portion of your GMIB [and/or GMDB] benefit base[s]. If any withdrawal during the life of the Contract causes a pro-rata reduction in the Roll Up portion of the GMIB [and/or GMDB] benefit base[s] (as described in the GMIB [and/or GMDB] rider(s)), this waiver is not applicable to the withdrawal that causes the pro-rata reduction, nor to any subsequent withdrawal for the life of the Contract.
10. ***[Applicable if the Guaranteed Withdrawal Benefit for Life is elected.]***
    withdrawals which do not exceed the Guaranteed Annual Withdrawal Amount in a Contract Year.

The Withdrawal Charge will apply with respect to a Contribution if the condition as described in items 3, 4 and 5 above existed at the time the Contribution was remitted or if the condition began within the 12-month period following remittance.]

Daily Separate Account Charges (see Section 8.04):	[**Annual Rate of 1.55%** % (equivalent to a daily rate of .004280%)] (3)

The Daily Separate Account Charge includes the following charges:

[Mortality and Expense Risks Charge:	Annual rate of 0.95%
Administration Charge:	Annual rate of 0.35%
Distribution Charge:	Annual rate of 0.25%] (3)